PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798
NASDAQ Global Market "ABNJ"		For Immediate Release April 24, 2008

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
SECOND QUARTER 2008 EARNINGS

Bloomfield, New Jersey - April 24, 2008 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today a loss of $13,000 for the quarter ended March 31, 2008. By comparison, net income for the quarter ended March 31, 2007 was $150,000. Both basic and diluted earnings per share for the quarter ended March 31, 2008 were $0.00. By comparison, for the quarter ended March 31, 2007, both basic and diluted earnings per share were $0.01.

The Company's earnings for the six months ended March 31, 2008 were $80,000 in comparison to $479,000 for the six months ended March 31, 2007. Basic and diluted earnings per share for the six months ended March 31, 2008 were $0.01 and $0.01, respectively. By comparison, for the six months ended March 31, 2007, basic and diluted earnings per share were $0.04 and $0.04, respectively.

For the six months ended March 31, 2008, loans receivable, net increased $21.8 million or 5.0% to $459.7 million from $437.9 million at September 30, 2007. The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $22.2 million. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $469,000 and net increases in consumer loans of $198,000. Offsetting the growth in these categories was a $803,000 decrease in the balance of 1-4 family first mortgages and a net increase to the allowance for loan losses totaling $275,000.

For that same period, the balance of the Company's investment securities increased by $36.7 million. This net growth in securities was largely attributable to a wholesale growth transaction in March 2008 through which the Company purchased approximately $50.0 million of mortgage-related investment securities funded by an equivalent amount of borrowings from the FHLB and through reverse repurchase agreements. The net interest income resulting from this transaction is intended to augment the Company's earnings as it continues to incur the near term costs associated with executing its business plan. Through this transaction, the Company took advantage of the opportunity presented by recent turmoil in the mortgage securities markets to acquire agency, AAA-rated mortgage-related securities at historically wide interest rate spreads in relation to the cost of wholesale funding sources. The growth in securities associated with this transaction was partially offset by the continued reinvestment of a significant portion of the funds received from maturing debentures and other mortgage-related security repayments into the loan portfolio. The Company's balance of cash and cash equivalents decreased by $9.2 million which also provided a portion of the funding for the Company's reported net loan growth and continued share repurchases during the current six month period.

The balance of deposits increased $8.4 million for the six months ended March 31, 2008. This net growth reflected increases in certificates of deposit and noninterest bearing checking accounts of $23.1 million and $673,000, respectively. This growth was offset by reductions in interest bearing checking and savings accounts

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of $13.0 million and $2.3 million, respectively. For the same period, borrowings grew $49.0 million reflecting the additions to FHLB advances and reverse repurchase agreements associated with the $50.0 million wholesale growth transaction noted above offset by the repayment of a maturing $1.0 million FHLB term advance. Additionally, the Company reported an increase of $8.4 million in treasury stock attributable to the Company's share repurchase programs.

The Company's yield on earning assets decreased one basis point to 5.63% for the quarter ended March 31, 2008 from 5.64% for the quarter ended March 31, 2007. This decrease of one basis point reflected the impact of overall reductions in market interest rates on the yields of repricing assets which has been substantially offset by the overall improved yields on earning assets resulting from the Company's growth in higher yielding commercial loans.

The decrease in the yield on earning assets between the comparative quarters was outpaced by a reduction in the Company's interest costs for the same periods. The Company's cost of interest-bearing liabilities decreased 26 basis points to 3.93% for the quarter ended March 31, 2008 from 4.19% for the quarter ended March 31, 2007. This decrease in interest cost was primarily attributable to two related factors. First, the Company continued to reduce the interest rates paid on deposits generated through the three full service branches opened during fiscal 2007 on which promotional interest rates had originally been paid. Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches. In total, the Company's net interest spread widened 26 basis points to 1.70% from 1.44% for those same comparative periods.

The factors noted in the quarterly discussion above have also effected the Company's comparative net interest spread for the six months ended March 31, 2008 and 2007. However, the effects of the significant reductions in market interest rates during the second quarter ended March 31, 2008, as discussed above, are somewhat muted by the first quarter's results included in the six month calculation. As such, for the comparative six month periods, the Company's yield on earning assets increased 17 basis points to 5.73% from 5.56% in comparison to the one basis point reduction in that measure discussed above. Moreover, for those same comparative periods, the Company's cost of interest-bearing liabilities increased six basis points to 4.13% from 4.07% compared with the 26 basis point reduction discussed above. The directional contrast between the three and six month comparative periods for both interest yields and costs indicates an inflection point, or reversal, for both measures during the quarter ended March 31, 2008. In total, the Company's net interest spread widened 11 basis points to 1.60% for the six months ended March 31, 2008 from 1.49% for the same period in 2007.

The factors resulting in the widening of the Company's net interest spread also positively impacted the Company's net interest margin for both the three and six month periods ended March 31, 2008. However, the impact of the Company's share repurchase plans on net interest margin for each period more than offset the benefits of the widening net interest spread. For the comparative three and six month periods ended March 31, 2008 and 2007, the average balance of treasury stock increased $18.0 million and $20.2 million, respectively, reflecting the Company's share repurchase activity. The foregone interest income on the earning assets used to fund those share repurchases contributed significantly to the reduction in the Company's net interest margin reported for the comparative three and six month periods. For the three months ended March 31, 2008, the Company reported a three basis point reduction in net interest margin to 2.38% from 2.41% for the same period in 2007. Similarly, for the six months ended March 31, 2008, the Company reported a 16 basis point reduction in net interest margin to 2.34% from 2.50% for the same period in 2007.

Notwithstanding the margin compression noted above, the Company reported an increase in net interest income of $149,000 or 4.9% to $3.2 million for the quarter ended March 31, 2008 from $3.1 million for the quarter ended March 31, 2007. This increase was complemented by a comparatively lower provision to the allowance for loan losses. For those same comparative periods, the Company's loan loss provision decreased $22,000 to $171,000 from $193,000. The expense for the quarter ended March 31, 2008 reflected a provision of $34,000 attributable to one impaired construction loan, that portion of which was deemed uncollectible by management

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during its asset quality review conducted at March 31, 2008 and therefore charged off. The remaining balance of the impaired loan at March 31, 2008, after the charge off, was approximately $146,000. Excluding this adjustment, the provision for loan losses for both comparative periods resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank's loan loss methodology.

For the six months ended March 31, 2008, the Company reported an increase in net interest income of $81,000 or 1.30% to $6.3 million from $6.2 million for the six months ended March 31, 2007. This increase was partially offset by a comparatively greater provision for loan losses. For those same comparative periods, the Company's loan loss provision increased $66,000 to $309,000 from $243,000. As noted above, the expense in the current six month period included a $34,000 provision against a specific impaired loan. By contrast, the expense in the earlier comparative period reflected a reversal of an $86,000 impairment reserve that was no longer required. Excluding these adjustments, the provision for loan losses for both comparative periods resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank's loan loss methodology.

For the three month period ended March 31, 2008, noninterest income increased $83,000 to $438,000 from $355,000 for the quarter ended March 31, 2007. The growth in noninterest income was partly attributable to increases in deposit service fees and charges. A portion of the increase was attributable to deposit service fees and charges at the Bank's de novo branches opened during fiscal 2007. However, the reported increase was primarily due to growth in deposit-related fees and charges within the Bank's other branches. Additionally, the Company reported increases in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. The Company also reported an increase in other noninterest income attributable primarily to growth in loan-related fees and charges including, but not limited to, increases in prepayment penalties and late charges.

For the six months ended March 31, 2008, noninterest income increased $190,000 to $833,000 from $643,000 for the same period in 2007. The growth in noninterest income for the comparative six month periods was largely attributable to the same factors as those impacting the comparative three month periods discussed above.

For the three months ended March 31, 2008, noninterest expense increased $546,000 to $3.6 million from $3.0 million for the three months ended March 31, 2007. This growth in noninterest expense was primarily attributable to increases in salaries and employee benefits, occupancy and equipment, data processing and legal expenses.

Salaries and employee benefits increased $287,000 for the three months ended March 31, 2008 from the same period in 2007. The increase in compensation expense was largely the result of the previously announced death of a director emeritus of the Company, during the quarter ended March 31, 2008. Under the terms of the Company's restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the former director through these plans was automatically accelerated. As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during the quarter ended March 31, 2008.

The remaining increase in compensation expense was largely attributable to the increase in staffing costs associated with the two branches opened in the latter half of fiscal 2007 plus overall increases in the costs of employee health benefits. However, such increases have been substantially offset by cost reductions associated with previously enacted workforce reduction efforts which reduced the Company's number of full time equivalent employees by over eight percent during fiscal 2008. Additionally, director compensation costs have decreased compared with the earlier three month period due largely to the absence in the current period of the changes in retirement plan benefit accrual assumptions that had increased the related expenses during the earlier comparative period.

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Like compensation expense above, the reported increase of $208,000 in occupancy and equipment expense is also attributable, in part, to the costs of the two additional branches opened in the latter half of fiscal 2007. However, the comparative increase also reflects the land lease costs associated with the relocation of the Bank's Bloomfield branch which opened in April, 2008. Additionally, the increase includes the cost associated with outsourcing a significant portion of the Company's information technology infrastructure support services that had been provided by in-house resources during the earlier comparative period.

The reported increase of $21,000 in data processing charges was also partly attributable to the associated costs of the two additional branches opened in the latter half of fiscal 2007 including both core processing and item processing expenses. However, the increase also included "one time" expenses associated with converting the Bank's official check processing to an in-house system during the quarter and implementing additional commercial deposit services on its core processing system.

Finally, the reported increase in legal expense was attributable to several matters including, but not limited to, services associated with expanded SEC disclosure requirements regarding the Company's annual meeting proxy material and forthcoming revisions to benefit plan agreements as required by the Internal Revenue Service.

For the six months ended March 31, 2008, noninterest expense increased $931,000 to $6.8 million from $5.9 million for the same period in 2007. The growth in noninterest expense for the comparative six month periods was generally attributable to the same factors as those impacting the comparative three month periods discussed above. Additionally, the Company reported a reduction in advertising and marketing expense for the more recent six month period reflecting the absence of the higher expenses recorded in the earlier comparative period associated with the Verona branch grand opening in December 2006.

The following tables present selected balance sheet data as of March 31, 2008 and September 30, 2007 and selected operating data for the three months and six months ended March 31, 2008 and March 31, 2007.

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FINANCIAL HIGHLIGHTS (unaudited)
	At March 31,		At September 30,
	2008		2007
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA (in thousands):
Assets
Cash and cash equivalents	$ 28,238	4.52%	$ 37,421	6.52%
Securities available-for-sale	94,312	15.10	58,093	10.13
Securities held-to-maturity	7,200	1.15	6,730	1.17
Loans held for sale	-	-	1,243	0.22
Loans receivable, net	459,659	73.62	437,883	76.32
Premises and equipment	12,093	1.94	10,856	1.89
Federal Home Loan Bank stock	3,182	0.51	2,553	0.45
Cash surrender value of life insurance	13,480	2.16	13,214	2.30
Accrued interest receivable	2,473	0.40	2,212	0.39
Other assets	3,769	0.60	3,533	0.61
Total assets	$ 624,406	100.00%	$ 573,738	100.00%
Liabilities and equity
Deposits	$ 437,030	69.99%	$ 428,600	74.70%
Advances for taxes and insurance	2,812	0.45	2,702	0.47
Borrowings	86,580	13.87	37,612	6.56
Other liabilities	4,571	0.73	4,231	0.74
Equity	93,413	14.96	100,593	17.53
Total liabilities and equity	$ 624,406	100.00%	$ 573,738	100.00%

Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$ 262,645	57.13%	$ 263,448	60.16%
Home equity loans	14,399	3.13	14,625	3.34
Home equity lines of credit	20,524	4.47	19,829	4.53
Multifamily mortgage loans	31,767	6.91	30,552	6.98
Nonresidential mortgage loans	79,997	17.40	68,431	15.63
Land and property acquisition loans	5,871	1.28	3,340	0.76
Construction loans	38,737	8.43	32,542	7.43
Business loans	7,709	1.68	7,029	1.61
Consumer loans	853	0.19	655	0.15
Allowance for loans losses	(2,843)	(0.62)	(2,568)	(0.59)
Loans receivable, net	$ 459,659	100.00%	$ 437,883	100.00%

Deposit Data	Balance	% Total Deposits	Balance	% Total Deposits
Noninterest-bearing deposits	31,167	7.13%	30,494	7.11%
Interest-bearing checking	98,817	22.61	111,795	26.08
Savings	90,448	20.70	92,778	21.65
Certificates of deposit	216,598	49.56	193,533	45.16
Deposits	$ 437,030	100.00%	$ 428,600	100.00%

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FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At March 31,		At September 30,
	2008		2007
Capital Ratios
Equity to total assets (%)	14.96		17.53
Outstanding shares (#)	11,142,501		11,946,190
Asset Quality Ratios:
Non-performing loans to total loans (%)	0.21		0.28
Non-performing assets to total assets (%)	0.16		0.22
Allowance for loan losses to non-performing loans (%)	289.53		205.56
Allowance for loan losses to total loans (%)	0.61		0.58

	For the six months ended March 31,		For the three months ended March 31,
	2008	2007	2008	2007
SELECTED OPERATING DATA (in thousands):
Total interest income	$ 15,424	$ 13,867	$ 7,590	$ 7,159
Total interest expense	9,117	7,641	4,384	4,102
Net interest income	6,307	6,226	3,206	3,057
Provision for loan losses	309	243	171	193
Net interest income after provision for loan losses	5,998	5,983	3,035	2,864
Noninterest income	833	643	438	355
Noninterest expense	6,844	5,913	3,568	3,022
Income (loss) before income taxes	(13)	713	(95)	197
Provision (benefit) for income taxes	(93)	234	(82)	47
Net income (loss)	$ 80	$ 479	$ (13)	$ 150
Performance Ratios:
Return on average assets	0.03%	0.18%	(0.01)%	0.11%
Return on average equity	0.17	0.83	(0.05)	0.54
Net interest rate spread	1.60	1.49	1.70	1.44
Net interest margin	2.34	2.50	2.38	2.41
Noninterest income to average total assets	0.29	0.25	0.31	0.26
Noninterest expense to average total assets	2.39	2.26	2.49	2.25
Efficiency Ratio	95.85	86.08	97.93	88.58
PER SHARE DATA:
Earnings per share
Basic	0.01	0.04	0.00	0.01
Diluted	0.01	0.04	0.00	0.01

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The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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